Exhibit 99.1

ARIAD Announces Positive Opinion by the European Medicines Agency on the Continued Availability of Iclusig in Patients with Leukaemias

Recommendations made to minimize risk of occlusive vascular events

CAMBRIDGE, Mass. & LAUSANNE, Switzerland--(BUSINESS WIRE)--November 22, 2013--ARIAD Pharmaceuticals, Inc. (NASDAQ:ARIA) today announced adoption of a positive opinion by the Committee for Human Medicinal Products (CHMP) of the European Medicines Agency (EMA) on the continued availability of Iclusig® (ponatinib) in the EU for use in patients in its authorized indications. Following its review of updated clinical-trial data on Iclusig, the CHMP made a series of recommendations on measures to help minimize the risk of occlusive vascular events in patients taking Iclusig. The authorized indications of Iclusig, as approved in July 2013, are as follows:

  The treatment of adult patients with chronic phase, accelerated phase or blast phase chronic myeloid leukaemia (CML) who are resistant to dasatinib or nilotinib; who are intolerant to dasatinib or nilotinib and for whom subsequent treatment with imatinib is not clinically appropriate; or who have the T315I mutation, or
  The treatment of adult patients with Philadelphia-chromosome positive acute lymphoblastic leukaemia (Ph+ ALL) who are resistant to dasatinib; who are intolerant to dasatinib and for whom subsequent treatment with imatinib is not clinically appropriate; or who have the T315I mutation.

The EMA has recommended the following:

  Iclusig should not be used in patients with a history of heart attack or stroke, unless the potential benefits of treatment outweigh the risks.
  The cardiovascular status of patients should be assessed and cardiovascular risk factors actively managed before starting treatment with Iclusig. Cardiovascular status should continue to be monitored and optimised during treatment.
  Hypertension should be controlled during treatment with Iclusig, and healthcare professionals should consider interrupting treatment if hypertension is not controlled.
  Patients should be monitored for evidence of vascular occlusion or thromboembolism, and treatment should be interrupted immediately if this occurs.

The EMA plans to conduct a further review of the benefits and risks of Iclusig and may make additional recommendations on how Iclusig should be used.

“We have been working closely with the EMA to provide updated clinical-trial data on patients treated with Iclusig,” said Jonathan E. Dickinson, general manager, ARIAD Pharmaceuticals (Europe). “The conclusions reached by the CHMP, which were announced today, confirm a positive benefit-risk assessment for Iclusig after considering the most recent safety information. We expect that this will provide helpful guidance for patients and healthcare professionals as they consider the treatment options.”

The CHMP is a scientific committee composed of representatives from the 28-member states of the EU, and Iceland and Norway. The CHMP reviews medical product applications on their scientific and clinical merit and provides advice to the European Commission, which has the authority to approve medicines for the EU.

CML is a cancer of the white blood cells that is diagnosed in approximately 7,000 patients each year in Europe[1]. CML and Ph+ ALL patients treated with tyrosine kinase inhibitors (TKIs) can develop resistance or intolerance over time to these therapies. Iclusig is a targeted cancer medicine discovered and developed at ARIAD. It was designed by ARIAD scientists using ARIAD’s platform of computational chemistry and structure-based drug design to inhibit BCR-ABL, including drug-resistant mutants that arise during treatment. Iclusig is the only TKI that has been approved/received a marketing authorisation for an indication that includes CML and Ph+ ALL patients with the T315I mutation.

About CML and Ph+ ALL

CML is characterized by an excessive and unregulated production of white blood cells by the bone marrow due to a genetic abnormality that produces the BCR-ABL protein. After a chronic phase of production of too many white blood cells, CML typically evolves to the more aggressive phases referred to as accelerated phase and blast crisis. Ph+ ALL is a subtype of acute lymphoblastic leukaemia that carries the Ph+ chromosome that produces BCR-ABL. It has a more aggressive course than CML and is often treated with a combination of chemotherapy and tyrosine kinase inhibitors. The BCR-ABL protein is expressed in both of these diseases.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” including, but not limited to, updates on regulatory developments in Europe. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, a decision by the European Commission not to adopt the recommendation of the CHMP or to adopt the recommendation but with revisions affecting the Company’s ability to successfully launch, commercialize and generate profits from sales of Iclusig; the impact of the strengthened warnings recommended by the CHMP on sales of Iclusig; difficulties in commercializing Iclusig arising from the post-marketing approval review process or from its results; the emergence of other safety concerns based on additional adverse events in patients being treated with Iclusig and other risk factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

Reference:

1. Rohrbacher M, Hasford J. Epidemiology of chronic myeloid leukaemia (CML). Best Pract Res Clin Haematol. 2009 Sep;22(3):295-302. Based on current estimate of population of Europe (738,199,000 in 2010).

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Kendra Adams, 617-503-7028
Kendra.adams@ariad.com
or
For U.S. Media
Liza Heapes, 617-621-2315
liza.heapes@ariad.com
or
For EU Media
Heather Grant, +44 (0) 207 632 1873
hgrant@biosector2.co.uk